EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

 (Form Type)

GEE Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and 457 (h)	9,771,034 (2)	$0.56	$5,471,779.04	0.0000927	$507.24
Equity	Common Stock, no par value per share	Rule 457 (h)	2,087,300 (3)	$1.61	$3,360,553	0.0000927	$311.55
Equity	Common Stock, no par value per share	Rule 457(c) and 457 (h)	2,141,666 (4)	$0.56	$1,199,332.96	0.0000927	$111.18
Total Offering Amount					$10,031,665		$929.97
Total Fee Offsets							$0
Net Fee Due							$929.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the anti-dilution adjustment provisions of the GEE Group Inc. 2013 Incentive Stock Plan, as amended (the “2013 Plan”).

(2)

9,771,034 of the shares of Common Stock to be registered are reserved for future grants under the 2013 Plan. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares of Common Stock available for such future awards were determined upon the basis of the average of the high price of $0.58 and the low price of $0.54 of our Common Stock, reported on the NYSE American on July 5, 2022, in accordance with Rule 457(c) under the Securities Act.

(3)

2,087,300 of the shares of Common Stock to be registered represent shares are shares that are issuable upon the exercise of currently outstanding options under the 2013 Plan. Pursuant to Rule 457(h), the proposed maximum offering price per share is the weighted average of such outstanding options and the proposed maximum aggregate offering price and the related portion of the aggregate registration fee in respect of the shares of Common Stock underlying such options is calculated based on the product of the 2,087,300 shares issuable upon the exercise of outstanding options under the 2013 Plan and the weighted average exercise price of $1.61, based on exercise prices varying from $0.53 per share to $7.00 per share.

(4)

2,141,666 of the shares of Common Stock to be registered represent issued and unissued shares of restricted stock for which grants have previously been made under the 2013 Plan. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the shares of Common Stock available for such future awards were determined upon the basis of the average of the high price of $0.58 and the low price of $0.54 of our Common Stock, reported on the NYSE American on July 5, 2022, in accordance with Rule 457(c) under the Securities Act.